Exhibit 10.8

June 6, 2011

Jason Gardner

[***]

Re:    Employment Terms

Marqeta, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer on the following terms.

1.    Duties. You will be responsible for duties as are ordinary, customary and necessary in your role as Chief Executive Officer.

2.    Compensation. Your initial base salary will be at an annual rate of $180,000, less payroll deductions and all required withholdings (“Base Salary”). Your compensation package (including, but not limited to, base salary and bonus) will be reviewed at the end of each calendar year as part of the Company’s normal compensation review process. In addition, you will receive reimbursement for any travel expenses previously approved by the Chief Executive Officer in writing (including, but not limited to, electronic mail).

3.    Standard Benefits. You will be paid bi-weekly and you will be eligible for the standard Company benefits, including, but not limited to, family medical care and disability insurance coverage. Details about these benefit plans will be available for your review as they are adopted. The Company may modify compensation and benefits from time to time, as it deems necessary.

4.    Rules and Policies. As a Company employee, you will be expected to abide by Company rules and policies as they are adopted and amended from time to time and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information and solicitation of its employees and customers.

5.    Proprietary Information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto the Company’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

6.    At-Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

7.    Miscellaneous. This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

Please sign and date this letter, and return it to me if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on Monday June 6, 2011.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Marqeta, Inc.

/s/ Jason Gardner
Jason Gardner
Chief Executive Officer

Accepted:

/s/ Jason Gardner	6/6/2011
Jason Gardner	Date

Attachment: Proprietary Information and Inventions Agreement

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